Exhibit 107

Calculation of Filing Fee Table

S-1

(Form Type)

Fly-E Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Equity	Common stock, par value $0.01 per share(2) (4)	Rule 457(o)	-		$8,000,000	0.0001531		$1,224.80
Equity	Warrants to purchase shares of common stock(3)(5)	Rule 457(g)	-		$-	-		$-
Equity	Common stock issuable upon exercise of the Warrants(2) (4)	Rule 457(o)	-		$19,200,000	0.0001531		$2,939.52
Total Offering Amounts					$27,200,000			$4,164.32
Total Fees Previously Paid							$
Total Fee Offsets							$
Net Fee Due								$4,164.32

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

(3)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act.

(4)	Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, distributions, recapitalizations or other similar transactions.

(5)	The warrants to purchase shares of common stock are exercisable at a per share exercise price equal to 120% of the offering price. The proposed maximum aggregate offering price of the shares of common stock issuable upon exercise of the warrants was calculated to be $192,000,000, which is equal to 240% of the proposed maximum aggregate offering price in this offering.